CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated August 14, 2003, in this Post-effective Amendment No. 1 to the Registration Statement for Private Asset Management Funds (SEC File Nos. 811-21049 and 333-84500) and to all references to our firm included in or made a part of this Amendment.

/s/ McCurdy & Associates

McCurdy & Associates CPA's, Inc.

Westlake, Ohio

August 14, 2003